UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  June 21, 2006

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PARLUX FRAGRANCES, INC.

(Exact name of registrant as specified in its charter)

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DELAWARE	0-15491	22-2562955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3725 S.W. 30th Avenue, Fort Lauderdale, Florida 33312

(Address of principal executive offices) (Zip Code)

954-316-9008

 (Registrant’s telephone Number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01

Entry into a Material Definitive Agreement

On June 21, 2006, Parlux Fragrances, Inc. (the “Company”) closed on the sale of certain real property in Sunrise, Florida to K/H - Sunrise, LLC, an unrelated Missouri limited liability company, for $15 million, less selling costs. The property, which was purchased on December 29, 2005, and was to be used as the Company’s corporate headquarters and distribution center, included approximately 15 acres of land and a 150,000 square foot distribution center, with existing office space of 15,000 square feet.

As a result of various factors including the Company’s continuing growth, the increase in trucking costs, resulting primarily from the increase in fuel prices and South Florida’s susceptibility to major storms, management and the Company’s Board of Directors determined that it would be more cost effective and prudent to relocate a major part of its warehousing and distribution activities to the New Jersey area, close to where the Company’s products are filled and packaged. Accordingly, on April 17, 2006, the Company entered into a five-year lease, commencing August 1, 2006, for approximately 200,000 square feet of warehouse space in Keasbey, New Jersey, to also serve as a backup information technology site if the current Fort Lauderdale, Florida location were to encounter unplanned disruptions.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01

Financial Statements and Exhibits

Exhibit No.	Description
10.80	Agreement for the Purchase and Sale of Real Property, dated May 16, 2006, between the Company and K/H – Sunrise, LLC (furnished herewith)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 23, 2006

PARLUX FRAGRANCES, INC.
By:	/s/ FRANK A. BUTTACAVOLI
Frank A. Buttacavoli,
Executive Vice President, Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.80	Agreement for the Purchase and Sale of Real Property, dated May 16, 2006, between the Company and K/H – Sunrise, LLC (furnished herewith)